Exhibit 99.1

Viking Therapeutics Initiates Phase 2 Trial of VK5211 in Patients Recovering From Hip Fracture

Oral Small Molecule SARM Designed to Stimulate Muscle and Bone Formation Post-Surgery

SAN DIEGO, CA – November 3, 2015 – Viking Therapeutics, Inc. (“Viking”) (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel, first-in-class or best-in-class therapies for metabolic and endocrine disorders, today announced the initiation of dosing in the company’s Phase 2 clinical trial of VK5211 in patients who recently suffered a hip fracture. VK5211, the company’s lead program for muscle and bone disorders, is an orally available, non-steroidal selective androgen receptor modulator (SARM) designed to selectively stimulate muscle and bone formation with reduced activity in peripheral tissues such as skin and prostate. The company believes these characteristics may provide important benefits to patients recovering from hip fracture.

The Phase 2 clinical trial is a randomized, double-blind, placebo-controlled, parallel group study designed to evaluate the efficacy, safety and tolerability of VK5211 in up to 120 patients recovering from hip fracture surgery. Patients will be randomized to receive once-daily VK5211 doses of 0.5 mg, 1.0 mg, 2.0 mg, or placebo for 12 weeks. The study’s primary endpoint will evaluate the effects of VK5211 on lean body mass after 12 weeks of treatment. Secondary and exploratory objectives include assessments of functional performance, quality-of-life, and activities of daily living, as well as safety, tolerability and pharmacokinetics.

“Initiation of this study represents a key milestone for Viking and our innovative SARM program as we work to rapidly advance the clinical development of VK5211,” said Brian Lian, Ph.D., chief executive officer of Viking. “Our recently-completed Phase 1 safety and pharmacokinetic study of VK5211 in healthy elderly subjects reaffirmed previously-reported safety and tolerability characteristics of the compound, and we are excited to evaluate the treatment’s efficacy in this Phase 2 trial. Patients recovering from hip fracture are known to lose bone and muscle at accelerated rates, placing them at increased risk of further morbidity, re-fracture and prolonged disability. VK5211’s preliminary profile suggests robust anabolic effects on bone and muscle, potentially addressing important unmet medical needs in this population.”

About VK5211

VK5211 is an orally available, non-steroidal selective androgen receptor modulator (SARM) in Phase 2 development for the treatment of patients recovering from non-elective hip fracture surgery. VK5211 belongs to a family of novel orally available, non-steroidal SARM compounds based on tissue-specific gene expression and other functional, cell-based technologies. Viking believes that VK5211 has the potential to produce the therapeutic benefits of testosterone with improved safety, tolerability and patient acceptance due to a tissue-selective mechanism of action and an oral route of administration. In Phase 1 clinical trials, VK5211 demonstrated statistically significant increases in lean body mass among treated subjects following 21 days of treatment. In a pre-clinical model of osteoporosis, VK5211 demonstrated improvements in bone mineral density, bone mineral content, bone strength, and other measures.

About Viking Therapeutics, Inc.

Viking Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development of novel, first-in-class or best-in-class therapies for metabolic and endocrine disorders. The company’s research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients’ lives. Viking has exclusive worldwide rights to a portfolio of five therapeutic programs in clinical trials or preclinical studies, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated. The company’s clinical programs include VK5211, an orally available, non-steroidal selective androgen receptor modulator, or SARM, in Phase 2 development for the treatment and prevention of lean body mass loss in patients who have undergone hip fracture surgery, VK2809, a small molecule thyroid beta agonist entering Phase 2 development for hypercholesterolemia and fatty liver disease, and VK0612, a first-in-class, orally available drug candidate in Phase 2 development for type 2 diabetes. Viking is also developing novel and selective agonists of the thyroid beta receptor for adrenoleukodystrophy, as well as two earlier-stage programs targeting metabolic diseases and anemia.

Forward-Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, including statements about Viking’s expectations regarding its development activities, timelines and milestones, as well as VK5211’s potential to produce therapeutic benefits. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking’s product candidate development activities and clinical trials; and risks regarding regulatory requirements, among others. These forward-looking statements speak only as of the date hereof. Viking disclaims any obligation to update these forward-looking statements.

Contacts:

Viking Therapeutics, Inc.

Brian Lian, President and CEO

blian@vikingtherapeutics.com

858-704-4660

Vida Strategic Partners

Stephanie Diaz (Investors)

sdiaz@vidasp.com

415-675-7401

Tim Brons (Media)

tbrons@vidasp.com

(646) 319-8981